Exhibit 99.1

For Immediate Release

HOSPIRA REPORTS SECOND-QUARTER 2011 RESULTS

— Increases 2011 sales projections; maintains adjusted* earnings projections —

LAKE FOREST, Ill., July 27, 2011 — Hospira, Inc. (NYSE: HSP), a leading global specialty pharmaceutical and medication delivery company, today reported results for the second quarter ended June 30, 2011. Net sales for the quarter were $1.1 billion, and adjusted* diluted earnings per share were $0.94. (Adjusted* measures exclude certain specified items as described later in this press release and the attached schedules.)

“Hospira delivered strong second-quarter performance, driven primarily by positive results for the oncolytic docetaxel in the United States,” said F. Michael Ball, chief executive officer.  “We continued to advance the business and make progress on our quality and product supply improvement initiatives. In part due to the quarter’s results, we are increasing our sales projections for the year, and remain focused on driving value for our customers, patients and shareholders.”

Second-Quarter 2011 Results

The following table highlights selected financial results for the second quarter of 2011 compared to the same period in 2010:

In $ millions, except per share	GAAP Three Months Ended June 30,		%	Adjusted* Three Months Ended June 30,		%
amounts	2011	2010	Change	2011	2010	Change
Net Sales	$1,064.1	$968.2	9.9%	n/a	n/a	n/a
Gross Profit (Net Sales less Cost of Products Sold)	$413.4	$369.2	12.0%	$433.4	$416.8	4.0%
Income from Operations	$190.5	$116.3	63.8%	$212.0	$213.1	(0.5)%
Diluted EPS	$0.85	$0.49	73.5%	$0.94	$0.86	9.3%
Statistics (as a % of Net Sales)
Gross Profit (Net Sales less Cost of Products Sold)	38.8%	38.1%		40.7%	43.0%
Income from Operations	17.9%	12.0%		19.9%	22.0%

Results under U.S. Generally Accepted Accounting Principles (GAAP) include items as detailed in the schedules attached to this press release.

Net sales increased 9.9 percent to $1.1 billion in the second quarter of 2011, compared to $968 million in the second quarter of 2010. Driving the quarter’s performance was strong sales in Specialty Injectable Pharmaceuticals, primarily driven by U.S. sales of the oncolytic docetaxel, as well as by contribution from several other newer compounds.

Adjusted* income from operations decreased 0.5 percent to $212 million in the second quarter of 2011, compared to $213 million in the second quarter of 2010. The decrease is primarily due to a difficult year-over-year comparison driven by strong margin contribution from U.S. sales of oncolytic oxaliplatin in the second quarter of 2010, as well as the 2011 impact of the joint-venture arrangement related to the production of docetaxel, which tempered the margin contribution of U.S. docetaxel sales.

The effective tax rate on an adjusted basis* in the quarter was 23.0 percent, a slight decrease from the second-quarter 2010 rate of 23.8 percent.

Cash Flow

Cash flow from operations for the first six months of 2011 was $253 million, compared to the $144 million generated for the same period in 2010. The increase primarily reflects the timing of rebate and chargeback payments, partially offset by higher inventory levels.

Capital expenditures were $139 million for the first six months of 2011, compared to $79 million for the first six months of 2010. The increase is related to the company’s capacity expansion and information technology (IT) initiatives.

During the second quarter, Hospira entered into accelerated share repurchase (ASR) agreements under its $1 billion share repurchase authorization. Under the agreements, which the company completed in July 2011, the company repurchased 3.7 million shares of common stock for a total of $200 million.

2011 Projections

Hospira is now projecting full-year net sales growth of approximately 7 to 9 percent on a constant-currency basis, with foreign exchange now expected to contribute an additional 2 percent.

The company anticipates that the projected higher sales growth will be offset by lower than originally anticipated gross margin performance. As a result, Hospira is maintaining its adjusted* diluted earnings per share projection for full-year 2011, which is expected to range between $3.90 and $4.00 per share, representing year-over-year growth of 18 to 21 percent.

The reconciliation between the projected 2011 adjusted* diluted earnings per share and GAAP diluted earnings per share follows:

Diluted earnings per share — adjusted*	$3.90 - $4.00

Charges related to Project Fuel initiatives	($0.04)

Charges related to facilities optimization initiatives	($0.01)

Charges related to certain Latin America distributor operations	($0.03)

Tax benefit from the first-quarter 2011 settlement of a U.S. income tax audit	$0.12

Estimated $81 million for the amortization and impairment of intangible assets related to certain acquisitions	($0.33)

Diluted earnings per share — GAAP	$3.61 - $3.71

The adjusting items are shown net of tax in aggregate of $32 million, which is calculated for the specified adjustments stated above, based on the statutory tax rate in the various tax jurisdictions in which the items are expected to occur.

The company is maintaining its guidance for cash flow from operations, depreciation and amortization and capital expenditures. Cash flow from operations is projected to range between $650 million and $700 million. Depreciation and amortization is projected to range between $230 million to $250 million, and capital expenditures are projected to range between $375 million and $400 million.

*Use of Non-GAAP Financial Measures

Adjusted measures used in this press release are reconciled to the most comparable measures calculated in accordance with GAAP in the schedules attached to this release. For more information regarding these non-GAAP financial measures, please see Hospira’s Current Report on Form 8-K furnished to the Securities and Exchange Commission on the date of this press release.

Webcast / Complementary Material

Hospira will hold a conference call for investors and media at 8 a.m. Central time on Wednesday, July 27, 2011. A simultaneous webcast of the conference call will be available on Hospira’s website at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper setup for receiving the webcast. In addition, complementary information will be available on the presentations page of the Investor Relations website at the beginning of the conference call. A replay will be available on the website for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 14,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations, projections of certain charges and expenses, cash flow and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, regulatory, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2276	(224) 212-2711

Media	Financial Community
Tareta Adams	Ruth Venning
(224) 212-2535	(224) 212-2774

###

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in millions, except for per share amounts)

	Three Months Ended June 30,
	2011	2010	% Change
Net sales	$1,064.1	$968.2	9.9%

Cost of products sold	650.7	599.0	8.6%
Restructuring, impairment and (gain) on disposition of assets, net	1.5	2.6	(42.3)%
Research and development	65.8	80.4	(18.2)%
Selling, general and administrative	155.6	169.9	(8.4)%
Total operating costs and expenses	873.6	851.9	2.5%
Income From Operations	190.5	116.3	63.8%

Interest expense	23.9	24.2	(1.2)%
Other income, net	(2.0)	(0.3)	566.7%
Income Before Income Taxes	168.6	92.4	82.5%

Income tax expense	36.7	9.4	290.4%
Equity income from affiliates, net	(11.7)	(0.5)	nm
Net Income	$143.6	$83.5	72.0%

Earnings Per Common Share:
Basic	$0.86	$0.50	72.0%
Diluted	$0.85	$0.49	73.5%

Weighted Average Common Shares Outstanding:
Basic	166.1	165.8	0.2%
Diluted	169.0	169.1	(0.1)%

Adjusted Gross Profit (1)(2)	$433.4	$416.8	4.0%
Adjusted Income From Operations (1)	$212.0	$213.1	(0.5)%
Adjusted Net Income (1)	$158.1	$144.7	9.3%
Adjusted Diluted Earnings Per Share (1)	$0.94	$0.86	9.3%

Statistics (as a % of net sales, except for income tax rate):

	GAAP Three Months Ended June 30,		Adjusted (1) Three Months Ended June 30,
	2011	2010	2011	2010
Gross Profit (2)	38.8%	38.1%	40.7%	43.0%
Income From Operations	17.9%	12.0%	19.9%	22.0%
Net Income	13.5%	8.6%	14.9%	14.9%
Income Tax Rate	21.8%	10.2%	23.0%	23.8%

(1) Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2) Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnote.

nm - Percentage change is not meaningful.

Hospira, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(dollars and shares in millions, except for per share amounts)

	Six Months Ended June 30,
	2011	2010	% Change
Net sales	$2,066.4	$1,975.8	4.6%

Cost of products sold	1,253.9	1,176.3	6.6%
Restructuring, impairment and (gain) on disposition of assets, net	14.7	(5.0)	(394.0)%
Research and development	122.7	132.1	(7.1)%
Selling, general and administrative	320.8	348.5	(7.9)%
Total operating costs and expenses	1,712.1	1,651.9	3.6%
Income From Operations	354.3	323.9	9.4%

Interest expense	47.3	47.6	(0.6)%
Other income, net	(4.2)	(1.5)	180.0%
Income Before Income Taxes	311.2	277.8	12.0%

Income tax expense	46.6	53.6	(13.1)%
Equity income from affiliates, net	(28.9)	(1.0)	nm
Net Income	$293.5	$225.2	30.3%

Earnings Per Common Share:
Basic	$1.76	$1.36	29.4%
Diluted	$1.73	$1.34	29.1%

Weighted Average Common Shares Outstanding:
Basic	166.5	165.0	0.9%
Diluted	169.6	168.5	0.7%

Adjusted Gross Profit (1)(2)	$857.7	$871.5	(1.6)%
Adjusted Income From Operations (1)	$415.4	$453.0	(8.3)%
Adjusted Net Income (1)	$315.6	$304.1	3.8%
Adjusted Diluted Earnings Per Share (1)	$1.86	$1.80	3.3%

Statistics (as a % of net sales, except for income tax rate):

	GAAP Six Months Ended June 30,		Adjusted (1) Six Months Ended June 30,
	2011	2010	2011	2010
Gross Profit (2)	39.3%	40.5%	41.5%	44.1%
Income From Operations	17.1%	16.4%	20.1%	22.9%
Net Income	14.2%	11.4%	15.3%	15.4%
Income Tax Rate	15.0%	19.3%	23.0%	25.6%

(1)   Adjusted financial measures exclude certain specified items as described and reconciled to comparable GAAP financial measures in the Reconciliation of GAAP to Non-GAAP Financial Measures contained in this press release.

(2)   Gross profit is defined as Net sales less Cost of products sold. Adjusted gross profit excludes certain specified items, as indicated in the previous footnote.

nm - Percentage change is not meaningful.

Hospira, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(dollars and shares in millions, except for per share amounts)

Three months ended June 30, 2011 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$413.4	$190.5	$143.6	$0.85
Specified item:
Amortization and impairment of certain intangible assets (A)	20.0	21.5	14.5	0.09
Adjusted financial measures (3)	$433.4	$212.0	$158.1	$0.94

GAAP results for the three months ended June 30, 2011 include:

(A)    Amortization and impairment of certain intangible assets: $20.0 million reported in Cost of products sold and $1.5 million reported in Restructuring, impairment and (gain) on disposition of assets, net resulting from acquisitions including Mayne Pharma Limited (“Mayne Pharma”), Javelin  Pharmaceuticals, Inc. (“Javelin Pharma”) and a generic injectable business by Hospira Healthcare India Private Limited (“Hospira India”).

Three months ended June 30, 2010 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$369.2	$116.3	$83.5	$0.49
Specified items:
Project Fuel and related charges (A)	4.0	11.1	7.4	0.05
Facilities Optimization charges (B)	2.1	2.5	1.8	0.01
Amortization of certain intangible assets (C)	15.7	15.7	9.6	0.06
Certain quality and product related charges (D)	25.8	25.8	16.6	0.10
Acquisition and integration-related charges (E)	—	0.2	0.1	—
Litigation settlement and related charges (F)	—	14.0	8.5	0.05
Research and development charge (G)	—	27.5	17.2	0.10
Adjusted financial measures (3)	$416.8	$213.1	$144.7	$0.86

GAAP results for the three months ended June 30, 2010 include:
(A)

Project Fuel and related charges: $4.0 million reported in Cost of products sold, $2.2 million reported in Restructuring, impairment and (gain) on disposition of assets, net, $0.1 million reported in Research and development and $4.8 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges.

(B)

Facilities Optimization charges: $2.1 million reported in Cost of products sold and $0.4 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and research and development (“R&D”) facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma and a generic injectable business by Hospira India.
(D)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs and penalties for failure to supply certain product to customers. These charges are directly associated with Hospira’s response to the United States Food and Drug Administration (“FDA”) Warning Letter received in April 2010.

(E)

Acquisition and integration-related charges: $1.2 million reported in Research and development and $(1.0) million reported in Selling, general and administrative. These charges include acquisition and integration costs resulting from acquisitions including Javelin Pharma and a generic injectable business by Hospira India.

(F)	Retractable Technologies, Inc. (“RTI”) litigation settlement and related charges reported in Selling, general and administrative.
(G)

Research and development charge resulting from an initial payment related to an agreement with DURECT and corresponding milestone reached for development of a long-acting local anesthetic product that has not yet achieved regulatory approval.

(1)	Gross profit is defined as Net sales less Cost of products sold.
(2)

Adjusted Net Income is shown net of tax of $7.0 million and $35.7 million for the three months ended June 30, 2011 and 2010, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred.

(3)

The Non-GAAP financial measures contained in this press release (including adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira’s filing on Form 8-K filed on July 27, 2011 for additional information.

Hospira, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(dollars and shares in millions, except for per share amounts)

Six months ended June 30, 2011 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$812.5	$354.3	$293.5	$1.73
Specified items:
Project Fuel and related charges (A)	5.0	9.6	6.3	0.04
Facilities Optimization charges (B)	0.8	1.1	0.7	0.01
Amortization and impairment of certain intangible assets (C)	39.4	42.6	29.0	0.17
Other restructuring charges (D)	—	7.8	5.8	0.03
Settlement of IRS tax audit benefit (E)	—	—	(19.7)	(0.12)
Adjusted financial measures (3)	$857.7	$415.4	$315.6	$1.86

GAAP results for the six months ended June 30, 2011 include:
(A)

Project Fuel and related charges: $5.0 million reported in Cost of products sold, $3.4 million reported in Restructuring, impairment and (gain) on disposition of assets, net and $1.2 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges.

(B)

Facilities Optimization charges: $0.8 million reported in Cost of products sold and $0.3 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and R&D facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

(C)

Amortization and impairment of certain intangible assets: $39.4 million reported in Cost of products sold and $3.2 million reported in Restructuring, impairment and (gain) on disposition of assets, net resulting from acquisitions including Mayne Pharma, Javelin Pharma and a generic injectable business by Hospira India.

(D)

Other restructuring charges: $7.8 million reported in Restructuring, impairment and (gain) on disposition of assets, net for distribution contract termination charges related to certain Latin America operations.

(E)	Settlement of IRS tax audit benefit of $19.7 million reported in Income tax expense. This discrete income tax benefit is related to the completion and effective settlement of U.S. tax return audits.

Six months ended June 30, 2010 Reconciliation of GAAP to Non-GAAP Financial Measures:

	Gross Profit (1)	Income From Operations	Net Income (2)	Diluted EPS
GAAP financial measures	$799.5	$323.9	$225.2	$1.34
Specified items:
Project Fuel and related charges (A)	7.7	9.7	2.8	0.02
Facilities Optimization charges (B)	4.1	5.5	3.9	0.02
Amortization of certain intangible assets (C)	34.4	34.4	22.2	0.13
Certain quality and product related charges (D)	25.8	25.8	16.6	0.10
Acquisition and integration-related charges (E)	—	12.2	7.7	0.04
Litigation settlement and related charges (F)	—	14.0	8.5	0.05
Research and development charge (G)	—	27.5	17.2	0.10
Adjusted financial measures (3)	$871.5	$453.0	$304.1	$1.80

GAAP results for the six months ended June 30, 2010 include:
(A)

Project Fuel and related charges: $7.7 million reported in Cost of products sold, $5.0 million reported in Restructuring, impairment and (gain) on disposition of assets, net, $0.3 million reported in Research and development and $8.1 million reported in Selling, general and administrative. Project Fuel initiatives include costs for process optimization implementation, severance and other employee benefits, exit costs, and other asset charges. These charges are offset by a $11.4 million gain reported in Restructuring, impairment and (gain) on disposition of assets, net related to the disposal of the non-strategic net assets associated with the Wasserburg, Germany, facility.

(B)

Facilities Optimization charges: $4.1 million reported in Cost of products sold and $1.4 million reported in Restructuring, impairment and (gain) on disposition of assets, net. These charges relate to facilities optimization from the closure or departure from certain manufacturing and R&D facilities and include costs for severance and other employee benefits, accelerated depreciation and relocation of production and R&D operations.

	(C)	Amortization of certain intangible assets reported in Cost of products sold resulting from acquisitions including Mayne Pharma and a generic injectable business by Hospira India.
(D)

Certain quality and product related charges reported in Cost of products sold primarily include third party oversight and consulting costs and penalties for failure to supply certain product to customers. These charges are directly associated with Hospira’s response to the FDA Warning Letter received in April 2010.

(E)

Acquisition and integration-related charges: $2.2 million reported in Research and development and $10.0 million reported in Selling, general and administrative. These charges include acquisition and integration costs resulting from acquisitions including Javelin Pharma and a generic injectable business by Hospira India.

	(F)	RTI litigation settlement and related charges reported in Selling, general and administrative.
(G)

Research and development charge resulting from an initial payment related to an agreement with DURECT and corresponding milestone reached for development of a long-acting local anesthetic product that has not yet achieved regulatory approval.

(1)	Gross profit is defined as Net sales less Cost of products sold.
(2)

Adjusted Net Income is shown net of tax of $19.3 million and $50.5 million exclusive of the 2011 tax audit settlement for the six months ended June 30, 2011 and 2010, respectively, based on the statutory tax rate in the various tax jurisdictions in which the adjustments occurred.

(3)

The Non-GAAP financial measures contained in this press release (including adjusted gross profit, adjusted income from operations, adjusted net income and adjusted diluted Earnings Per Share) adjust for certain specified items. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP. Refer to Hospira’s filing on Form 8-K filed on July 27, 2011 for additional information.

Hospira, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in millions)

	June 30,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$601.4	$604.3
Trade receivables, less allowances of $10.8 in 2011 and $8.2 in 2010	593.8	605.0
Inventories	1,141.6	955.5
Deferred income taxes	149.0	165.2
Prepaid expenses	57.1	43.6
Other receivables	60.3	103.9
Total Current Assets	2,603.2	2,477.5
Property and equipment, net	1,346.0	1,279.2
Intangible assets, net	448.8	480.3
Goodwill	1,531.7	1,500.8
Deferred income taxes	216.5	178.8
Investments	91.1	64.7
Other assets	74.4	65.0
Total Assets	$6,311.7	$6,046.3

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$43.1	$33.5
Trade accounts payable	280.3	320.7
Salaries, wages and commissions	128.1	136.0
Other accrued liabilities	476.6	441.4
Total Current Liabilities	928.1	931.6
Long-term debt	1,716.4	1,714.4
Deferred income taxes	4.5	4.4
Post-retirement obligations and other long-term liabilities	189.0	212.4
Commitments and Contingencies
Total Shareholders' Equity	3,473.7	3,183.5
Total Liabilities and Shareholders' Equity	$6,311.7	$6,046.3

Hospira, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Six Months Ended June 30,
	2011	2010

Cash Flow From Operating Activities:
Net income	$293.5	$225.2
Adjustments to reconcile net income to net cash from operating activities-
Depreciation	81.7	79.9
Amortization of intangible assets	45.1	40.2
Stock-based compensation expense	23.0	27.8
Undistributed equity income from affiliates	(28.9)	(1.0)
Deferred income taxes and other tax adjustments	(24.6)	12.1
Impairment and other asset charges (benefits)	8.3	(5.9)
Gain on disposition of assets	—	(11.4)
Changes in assets and liabilities-
Trade receivables	29.1	(126.7)
Inventories	(173.6)	(41.9)
Prepaid expenses and other assets	(2.7)	(12.6)
Trade accounts payable	(44.9)	34.0
Other liabilities	43.9	(94.7)
Other, net	3.1	18.8
Net Cash Provided by Operating Activities	253.0	143.8

Cash Flow From Investing Activities:
Capital expenditures (including instruments placed with or leased to customers)	(138.6)	(79.4)
Acquisitions, net of cash acquired	—	(397.7)
Purchases of intangibles and other investments	(4.2)	(11.2)
Proceeds from disposition of businesses and assets	13.3	62.6
Net Cash Used in Investing Activities	(129.5)	(425.7)

Cash Flow From Financing Activities:
Other borrowings, net	6.7	(3.5)
Common stock repurchased	(200.0)	—
Excess tax benefit from stock-based compensation arrangements	6.8	16.3
Proceeds from stock options exercised	44.0	112.4
Net Cash (Used in) Provided by Financing Activities	(142.5)	125.2

Effect of exchange rate changes on cash and cash equivalents	16.1	(6.0)

Net change in cash and cash equivalents	(2.9)	(162.7)
Cash and cash equivalents at beginning of period	604.3	946.0
Cash and cash equivalents at end of period	$601.4	$783.3

Supplemental Cash Flow Information:
Cash paid during the period-
Interest	$50.8	$50.3
Income taxes, net of refunds	$31.2	$70.9

Hospira, Inc.

Net Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2011	2010	% Change at Actual Currency Rates	% Change at Constant Currency Rates (1)	2011	2010	% Change at Actual Currency Rates	% Change at Constant Currency Rates (1)
Americas—
Specialty Injectable Pharmaceuticals	$528.7	$453.0	16.7%	15.9%	$1,040.0	$936.9	11.0%	10.4%
Medication Management	200.5	205.2	(2.3)%	(4.4)%	396.5	411.7	(3.7)%	(5.2)%
Other Pharma	113.9	122.9	(7.3)%	(5.7)%	215.5	248.3	(13.2)%	(12.4)%
Total Americas	843.1	781.1	7.9%	7.2%	1,652.0	1,596.9	3.5%	2.8%

Europe, Middle East & Africa—
Specialty Injectable Pharmaceuticals	76.1	67.3	13.1%	(0.4)%	144.6	137.2	5.4%	(1.5)%
Medication Management	33.9	28.6	18.5%	4.5%	67.7	62.6	8.1%	2.1%
Other Pharma	24.6	24.9	(1.2)%	(8.4)%	42.3	43.5	(2.8)%	(7.4)%
Total Europe, Middle East & Africa	134.6	120.8	11.4%	(0.9)%	254.6	243.3	4.6%	(1.6)%

Asia Pacific—
Specialty Injectable Pharmaceuticals	70.4	54.1	30.1%	12.0%	129.2	111.7	15.7%	3.0%
Medication Management	12.1	10.4	16.3%	2.9%	22.5	20.0	12.5%	1.5%
Other Pharma	3.9	1.8	116.7%	116.7%	8.1	3.9	107.7%	97.4%
Total Asia Pacific	86.4	66.3	30.3%	13.4%	159.8	135.6	17.8%	5.5%

Net Sales	$1,064.1	$968.2	9.9%	6.6%	$2,066.4	$1,975.8	4.6%	2.4%

Global—
Specialty Injectable Pharmaceuticals	$675.2	$574.4	17.5%	13.6%	$1,313.8	$1,185.8	10.8%	8.3%
Medication Management	246.5	244.2	0.9%	(3.0)%	486.7	494.3	(1.5)%	(4.0)%
Other Pharma	142.4	149.6	(4.8)%	(4.7)%	265.9	295.7	(10.1)%	(10.2)%

Net Sales	$1,064.1	$968.2	9.9%	6.6%	$2,066.4	$1,975.8	4.6%	2.4%

(1) The Non-GAAP financial measures contained in this press release include comparisons at constant currency rates (reflecting comparative local currency balances at prior period foreign exchange rates), which we define as current period net sales excluding the impact of the change in foreign exchange rates less prior period reported net sales divided by prior period reported net sales. This financial measure provides information on the change in net sales assuming that foreign currency exchange rates have not changed between the prior and the current period. Management believes the use of this financial measure aids in the understanding of our change in net sales without the impact of foreign currency. All Non-GAAP financial measures are intended to supplement the applicable GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with GAAP.